Exhibit 5.1

Nason, Yeager, Gerson, Harris & Fumero, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

October 27, 2026

Endovia Health Sciences, Inc.

1112 N. Flagler Drive

Fort Lauderdale, Florida 33304

Attention: Brady Cobb, Interim Chief Executive Officer

Re: Registration Statement on Form S-1

Dear Mr. Cobb:

You have advised us that Splash Beverage Group, Inc. (the “Company”) has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 (the “Registration Statement”) in accordance with that certain Securities Purchase Agreement between the Company and C/M Capital Master Fund, L.P. (“Selling Stockholder”) dated as of September 19, 2025, as amended (the “Agreement”), with respect to the offer and sale of up to 1,013,041 shares of common stock (the “Shares”).

In connection with the filing of the Registration Statement, you have requested that we furnish you with our opinion as to the legality of the Shares as shall be offered by the Selling Stockholder pursuant to the prospectus which is part of the Registration Statement (the “Prospectus”).

After having examined the Registration Statement and the Prospectus, the Agreement, the Company’s Articles of Incorporation and Bylaws, each as amended, minutes and unanimous consents of the board of directors, and other relevant corporate documents, and relying upon information supplied by the Company and its stock transfer agent, we are of the opinion that the Shares issuable to the Selling Stockholder, when issued in accordance with the terms of the Agreement, will be validly issued, duly authorized, fully paid and non-assessable.

The opinions expressed herein are limited to Chapter 78 of the Nevada Revised Statutes as currently in effect, and we express no opinion as to the applicability or effect of any other laws of the State of Nevada or the laws of any other jurisdiction.

We hereby consent to being named in the Registration Statement, to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that is a part of the Registration Statement. This opinion is expressly limited to the matters set forth above, and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the securities described herein. In giving such consent, we do not hereby admit that we are acting within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules or regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Nason, Yeager, Gerson, Harris & Fumero, P.A.
Nason, Yeager, Gerson, Harris & Fumero, P.A.